THE SOMERSET GROUP, INC.



SELECTED FINANCIAL DATA (1)
(Dollars in thousands except per share amounts)
         	                              	 Years Ended December 31,
	                                        1998  	1997	  1996	  1995    	1994
Fees, commissions and
  investment income	                   $7,656  $7,242 $6,532 $5,099   $3,937
Equity in earnings of
  First Indiana 	                       4,130  	3,883	 3,003  3,938    2,616
Gross profit of construction
   operations (2) 	                       ---  	  ---	   ---  1,649    4,303
Income from operations
  before income taxes 	                 4,001  	3,567	 3,123  5,571    4,159
Net income 	                            2,865  	2,536  2,145  3,355    2,624
Net income per share - basic (3)         	.99	    .87	   .75   1.16    	 .92
Net income per share - diluted (3)       	.97	    .86	   .73   1.15	     .90


                              			                  	as of December 31,
	                                        1998	   1997	  1996   1995    	1994
Working capital	                       $5,795  $6,251	$5,998 $9,146   $6,917
Carrying value-investment
  in First Indiana	                    36,104  32,406	29,746 27,549   24,265
Market value-investment
  in First Indiana 	                   55,169  68,515	48,470 38,882   23,782
Total assets	                          44,773  42,460	39,718 40,188   41,075
Long-term debt	                           ---	     30	    44  2,500    5,500
Total liabilities	                      9,310  	9,000	 8,121 10,429   14,392
Shareholders' equity	                  35,463  33,460	31,597 29,759   26,683
Cash dividends per share (3)	             .18  	  .18	   .16   .128    	.064
Book value per share (3)	               12.26  	11.55	 10.91  0.41     9.26
___________________
(1) 	  All historical amounts have been restated for a merger that occurred
       January 20, 1998.
(2)	   The construction operations were sold in June 1995.
(3)	   Per share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997, and February 29, 1996.



MARKET FOR THE COMPANY'S COMMON STOCK

The Company's common stock trades on The NASDAQ National Market System under the symbol SOMR. The quarterly range of prices for the Company's common stock for the years ended December 31, 1998 and 1997 is presented below:

	                                     1998       	       1997
        Quarter                 	  High   	Low	      High  	 Low
	First - ended March 31,	       $25.625  $19.250	  $20.75   $14.25(a)
	Second - ended June 30,	       $24.250  $21.000  	$15.50   $13.50
	Third - ended September 30,    $25.000  $17.875 	$15.75    $13.50
	Fourth - ended December 31,    $18.875  $15.750	 $22.00    $14.94

As of February 26, 1999, there were 192 shareholders of record and approximately 840 beneficial owners.

__________________
(a) A five-for-four stock split was effective February 26, 1997.


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